Exhibit 99.1

FOR IMMEDIATE RELEASE Monday, April 10, 2017	INVESTOR RELATIONS CONTACT: Jay Schaefer (808) 838-6751 Investor.Relations@HawaiianAir.com
MEDIA RELATIONS CONTACT: Alison Croyle (808) 835-3886 Alison.Croyle@HawaiianAir.com
Hawaiian Airlines Reports March and First Quarter 2017 Traffic Statistics
and Updates Expected First Quarter Metrics

HONOLULU – Hawaiian Airlines, Inc., a subsidiary of Hawaiian Holdings, Inc. (NASDAQ: HA), has announced its system-wide traffic statistics for the month and quarter ended March 31, 2017. It also updated its expectations for certain first quarter financial metrics.

SYSTEM-WIDE OPERATIONS1

MARCH	2017	2016	% CHANGE
PAX	943,363	919,547	2.6%
RPMS (000)	1,322,107	1,233,638	7.2%
ASMS (000)	1,554,953	1,487,944	4.5%
LF	85.0%	82.9%	2.1 pts.

YEAR-TO-DATE	2017	2016	% CHANGE
PAX	2,704,102	2,646,949	2.2%
RPMS (000)	3,798,492	3,542,059	7.2%
ASMS (000)	4,522,354	4,368,096	3.5%
LF	84.0%	81.1%	2.9 pts.

PAX	Passengers transported
RPM	Revenue Passenger Miles; one paying passenger transported one mile
ASM	Available Seat Miles; one seat transported one mile
LF	Load Factor; percentage of seating capacity filled
1 Includes the operations of contract carriers under capacity purchase agreements.

First Quarter 2017 Outlook

The Company has revised its expectations for the quarter ended March 31, 2017 provided in its Fourth Quarter 2016 Earnings Release on January 24, 2017.

Specifically, the Company raised its expectations for operating revenue per ASM growth due to better than expected load factors and stronger yields primarily in the domestic network, and raised its expectations for gallons of jet fuel consumed.

The Company also raised its expectations for cost per ASM (CASM) excluding fuel and special items for the first quarter ended March 31, 2017 to include the impact of a newly ratified pilot contract and adoption of a new Accounting Standard Update. Excluding the impact of the pilots' contract and the effect of the accounting change, the Company's expectations of CASM excluding fuel and special items would be in line with original guidance.

On March 24, 2017, the Air Line Pilots Association (ALPA) announced the ratification of a new contract between the pilots and the Company. As a result, the Company recognized a charge of $7.5 million of wages and benefits expense relating to a ratification bonus, which is incremental to the $34 million special charge recorded in the fourth quarter of 2016. This represents approximately 2 percentage points of year-over-year increase in CASM excluding fuel and special items.

The Company also expects to record a special charge of approximately $20 million in the first quarter primarily related to a one-time lump sum payment for pilot benefits, which will have no impact on CASM excluding fuel and special items.

In addition, as of January 1, 2017, the Company adopted Accounting Standard Update (ASU) 2017-07, Compensation - Retirement Benefits (Topic 715): Improving the Presentation of Net Periodic Cost and Net Periodic Postretirement Benefit Cost, which impacts employers that sponsor defined benefit pension or other post-retirement benefit plans. Specifically, certain components of pension and other post-retirement expense previously recorded in wages and benefits will be reported as non-operating expense (e.g., net periodic benefit costs, including interest cost, expected return on assets, and amortization of prior service cost). As a result, approximately $20 million of wages and benefits expense will be reclassified to non-operating expense for 2016.

The table below summarizes the reclassified expenses for each quarter of 2016:

	First Quarter 2016	Second Quarter 2016	Third Quarter 2016	Fourth Quarter 2016	Full Year 2016
Other net periodic pension cost	$5.1M	$5.1M	$5.1M	$5.1M	$20.3M
Revised Cost per ASM excluding Fuel and Special items	8.80¢	8.50¢	8.13¢	9.02¢	8.60¢

Furthermore, $4.7 million of expense previously expected to be in the wages and benefits line will now be included in non-operating expense for the quarter ended March 31, 2017.

The table below summarizes the Company’s expectations for the quarter ended March 31, 2017, expressed as an expected percentage change compared to the restated results for the quarter ended March 31, 2016.

Item	Original Guidance	Revised Guidance	GAAP Equivalent	Original Guidance	Revised Guidance
Cost per ASM excluding Fuel and Special Items (a)	Up 3% to up 6%	Up 6% to up 8%	Cost per ASM (a)	Up 8.7% to up 12.5%	Up 15.6% to up 18.8%
Operating Revenue Per ASM	Up 4% to up 7%	Up 6.5% to up 8%
Gallons of jet fuel consumed	Up 4.5% to up 6.5%	Up 6% to up 7%
Economic fuel cost per gallon (b)	$1.60 to $1.70	-	Fuel cost per gallon	$1.66 to $1.76	-

(a) See reconciliation of operating expenses to operating expenses excluding aircraft fuel and special items.
(b) See reconciliation of actual fuel costs to economic fuel costs.

The Company believes that providing Cost per ASM excluding fuel and special items provides useful information about the underlying ongoing cost structure of the Company and is consistent with the metrics used by management to measure and monitor the Company’s costs. The Company believes that economic fuel expense is the best measure of the effect of fuel prices on the business as it most closely approximates the net cash outflow associated with the purchase of fuel for operations in a period and is consistent with how management manages the business and assesses operating performance. The Company defines economic fuel expense as raw fuel expense plus (gains)/losses realized through actual cash payments to/(receipts from) hedge counterparties for fuel hedge derivatives settled in the period inclusive of costs related to hedging premiums.

Non-GAAP Financial Reconciliations
(in thousands, except ASMs and CASM data)

	Estimated three months ended March 31, 2017
GAAP operating expenses	$543,734		to	$558,815
Less: aircraft fuel, including taxes and delivery	101,624		to	108,740
Less: special items	20,000		to	20,000
Adjusted operating expenses - excluding aircraft fuel	$422,110		to	$430,075
Available Seat Miles	4,522,354		to	4,522,354

CASM - GAAP	12.02	¢	to	12.36	¢
Less: aircraft fuel	2.25		to	2.40
Less: special items	0.44		to	0.44
CASM - excluding aircraft fuel and special items	9.33	¢	to	9.51	¢

	Estimated three months ended March 31, 2017
	(in thousands, except per-gallon amounts)
Aircraft fuel expense, including taxes and delivery	$101,624	to	$108,740
Realized (gains)/losses on settlement of fuel derivative contracts	(3,500)	to	(3,500)
Economic fuel expense	$98,124	to	$105,240
Fuel gallons consumed	61,327	to	61,906
Economic fuel costs per gallon	$1.60	to	$1.70

Safe Harbor Statement

This investor update contains forward-looking statements that reflect the Company’s current views with respect to certain current and future events and financial performance including but not limited to statements regarding the Company’s operating revenue per available seat mile, cost per available seat mile excluding fuel and special items, gallons of jet fuel consumed, and economic fuel cost per gallon, each for the quarter ended March 31, 2017. These forward-looking statements are and will be, as the case may be, subject to many risks, uncertainties and factors relating to the Company’s operations and business environment which may cause the Company’s actual results for the quarter ended March 31, 2017 to be materially different from any expected results, expressed or implied, in these forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date hereof even if experience or future changes make it clear that any projected results expressed or implied herein will not be realized. Additional information on risk factors that could potentially affect the Company’s operations and financial results may be found in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, and subsequent filings with the Securities Exchange Commission.

About Hawaiian Airlines

Hawaiian®, the world's most punctual airline as reported by OAG, has led all U.S. carriers in on-time performance for 13 years (2004-2016) as reported by the U.S. Department of Transportation. Consumer surveys by Condé Nast Traveler, Travel + Leisure and Zagat have all ranked Hawaiian the highest of all domestic airlines serving Hawai‘i.

Now in its 88th year of continuous service, Hawaiian is Hawai‘i’s biggest and longest-serving airline, as well as the largest provider of passenger air service from its primary visitor markets on the U.S. mainland. Hawaiian offers nonstop service to Hawai‘i from more U.S. gateway cities (11) than any other airline, along with service from Japan, South Korea, China, Australia, New Zealand, American Samoa and Tahiti. Hawaiian also provides approximately 160 jet flights daily between the Hawaiian Islands, with a total of more than 200 daily flights system-wide.

Hawaiian Airlines, Inc. is a subsidiary of Hawaiian Holdings, Inc. (NASDAQ: HA). Additional information is available at HawaiianAirlines.com. Follow updates on Twitter about Hawaiian (@HawaiianAir) and its special fare offers (@HawaiianFares), and become a fan on its Facebook page (Hawaiian Airlines).

For media inquiries, please visit Hawaiian Airlines’ online newsroom.